Exhibit 99.1

AMETEK Completes Sale of Reading Alloys to Kymera International

BERWYN, PA, March 23, 2020 – AMETEK, Inc. (NYSE: AME) today announced that it has completed the sale of its Reading Alloys business to Kymera International, a leading specialty materials company that is owned by affiliates of Palladium Equity Partners, LLC.

“This transaction completes our recent strategic portfolio review process and further strengthens our already strong balance sheet, which supports our capital deployment efforts,” said David A. Zapico, AMETEK Chairman and Chief Executive Officer. “We wish Reading Alloys continued success and thank the team for their tremendous efforts through this process.”

Based in Robesonia, Pennsylvania, Reading Alloys has annual sales of approximately $160 million and was sold for $250 million in an all-cash transaction.

About AMETEK

AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annual sales of approximately $5.0 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500.

About Kymera International

Kymera International can trace its roots back to the late 1800’s and today is a market leading specialty materials company focused on non-ferrous powders, granules, and pastes including aluminum, copper, tin and their alloys. The Company sells its technically developed products into a wide array of end markets, including aerospace, additive manufacturing, chemical, specialty auto and numerous industrial applications. Kymera International has manufacturing facilities in the U.S., Australia, Europe, and Asia. Additional information available at www.kymerainternational.com.

Contact:

AMETEK, Inc.

Kevin Coleman, Vice President, Investor Relations

kevin.coleman@ametek.com

Phone: 610.889.5247